EX-99.a.1i

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
OF
OPTIMUM FUND TRUST

The undersigned Trustees of Optimum Fund Trust, a Delaware statutory trust (the “Trust”), constituting a majority of the Board of Trustees of the Trust, do hereby certify that pursuant to the authority granted to the Trustees in Article XI, Section 11.10 of the Agreement and Declaration of Trust of the Trust made as of April 21, 2003, as amended to date (the “Declaration of Trust”), the Declaration of Trust is hereby amended as follows:

FIRST. ARTICLE IX of the Declaration of Trust is hereby amended by adding the following Section 9.6 at the end thereof:

SECTION 9.6. SHAREHOLDER INFORMATION. The Shareholders shall upon demand disclose to the Trustees in writing such information with respect to direct and indirect ownership of Shares as the Trustees deem necessary to comply with the provisions of the Internal Revenue Code of 1986, as amended (or any successor statute thereto), or to comply with the requirements of any other taxing authority.

SECOND. This Certificate of Amendment may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned Trustees have duly executed this Certificate of Amendment as of the 21st day of September, 2016.

/s/DAN ARNOLD	/s/ROBERT J. CHRISTIAN
Dan Arnold, Trustee	Robert J. Christian, Trustee

/s/DURANT A. HUNTER	/s/SHAWN K. LYTLE
Durant A. Hunter, Trustee	Shawn K. Lytle, Trustee

/s/PAMELA J. MORET	/s/STEPHEN P. MULLIN
Pamela J. Moret, Trustee	Stephen P. Mullin, Trustee

/s/ROBERT A. RUDELL	/s/JON SOCOLOFSKY
Robert A. Rudell, Trustee	Jon Socolofsky, Trustee